Exhibit 4.6

[PARTICIPANT NAME]

[PARTICIPANT ADDRESS]

RE:  BROOKFIELD PROPERTY L.P. FV LTIP UNIT PLAN — AWARD AGREEMENT

This letter serves as confirmation of your participation in the Brookfield Property L.P. FV LTIP Unit Plan (the “Plan”).  Words defined in the Plan and not otherwise defined herein shall have the meaning assigned to them in the Plan.

You have been awarded [        ] FV LTIP Units (the “Award FV LTIP Units”).  The Award Date for the Award FV LTIP Units is [            ].  For avoidance of doubt, the Award FV LTIP Units are not “Special FV LTIP Units” as defined in the Property Partnership LPA.

This Award Agreement, the Plan and the Property Partnership LPA outline all of your rights and obligations related to the Award FV LTIP Units.  The Award FV LTIP Units will vest over five years (20% vest on [         ] and a further 20% on each anniversary thereafter up to and including [         ]), and are subject to the terms and conditions outlined in this Award Agreement, the Plan and the Property Partnership LPA.  Please note that the Award FV LTIP Units remain subject to the restrictions under the Plan until they are vested and thereafter. Unless provided for separately under the terms of the Plan, in the event of termination of your employment, all of the Award FV LTIP Units which have not vested on or prior to the Termination Date will be forfeited. In addition, the Award FV LTIP Units may not be assigned, encumbered or transferred, whether vested or not, except as permitted pursuant to Section 4.3 of the Plan or in connection with the redemption of the Award FV LTIP Units in connection with the exercise of the Redemption Right.

You will be entitled to receive distributions on the Award FV LTIP Units in accordance with the terms of the Property Partnership LPA.  In the event of termination of your employment, the distributions that had been paid on any of your Award FV LTIP Units that remain unvested on your Termination Date and are forfeited are subject to a clawback pursuant to the Plan.

By signing this Award Agreement and accepting the Award FV LTIP Units, you agree to be admitted as a partner of the Property Partnership with ownership of the Award FV LTIP Units and to be party to, and subject to the terms and conditions of, the Property Partnership LPA.

Additionally, nothing contained herein shall affect the right of your Employer to terminate your services, responsibilities, duties and authority to represent the Employer at any time for any reason whatever.

The Award FV LTIP Units are intended to constitute (and the Employer and the Property Partnership intend to treat them as) “profits interests” for U.S. federal income tax purposes.  Assuming that the Award FV LTIP Units qualify as profits interests, based on current law, you generally will not be taxed on the value of the Award FV LTIP Units until you dispose of them (i.e., you will not be taxed on the Award FV LTIP Units upon their issuance or vesting), the gain realized upon the disposition of the Award FV LTIP Units generally will be considered capital gain (subject to satisfaction of applicable holding periods) and, as a limited partner of the Property Partnership, you will be allocated income and deductions from the Property Partnership that will be reported to you annually on a Schedule K-1 and will be entitled to receive distributions in accordance with the terms of the Property Partnership LPA.  Generally, neither the Property Partnership nor the Employer is expected to be required to make any tax withholding with respect to the Award FV LTIP Units.  You should be aware that there are significant tax complexities associated with owning the Award FV LTIP Units, as well as risks as to whether the intended tax treatment will be obtained. You should consult with your personal U.S. tax advisor prior to signing this Award Agreement and accepting the Award FV LTIP Units.

Should you have any questions regarding the Award FV LTIP Units or the operation of the Plan, please do not hesitate to call me.

[Signature page follows.]

Please acknowledge acceptance hereof by affixing your signature where indicated and returning the copy to Human Resources at employee.equity@brookfield.com by [             ].  It is to be understood that by signing and returning such copy, you will be deemed to have agreed to all the terms and conditions of this letter and of the Plan.

Yours sincerely,

Name:
Title:

I, the Participant, understand and agree that the awarding of the Award FV LTIP Units is conditional on my signing and returning a copy of this award letter and is subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this Award Agreement.  I further agree to the terms and conditions set out herein.

[PARTICIPANT NAME]